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                            *FOR IMMEDIATE RELEASE*



                      FIRST CAPITAL, INC. PROVIDES UPDATE
                          ON STOCK REPURCHASE PROGRAM


         Corydon, Ind.--(BUSINESS WIRE)--Feb. 5, 2004 - First Capital Inc. (Nasdaq: FCAP-News), the holding company for First Harrison Bank, announced today an update of its ongoing program to repurchase up to 345,000 shares of its outstanding common stock.

         As of the close of business on February 4, 2004, the Company had repurchased 18,639 shares at a weighted average price of $16.92 per share. The Company expects to repurchase the remaining shares in the coming months depending on market conditions and other factors. At December 31, 2003, the Company had 2,843,839 shares of common stock outstanding.

         As is the case with the shares repurchased to date, any future repurchases will be effected through broker-assisted open market purchases, unsolicited privately negotiated transactions, or in such other manner as will comply with applicable federal securities laws and regulations.

         First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at WWW.FIRSTHARRISON.COM. First Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

         This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

         Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

         Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release or made

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elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
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First Capital, Inc., Corydon
M. Chris Frederick
(812) 738-2198, ext. 234